Exhibit 99.1

MEDIA STATEMENT: Ticketmaster and Live Nation Welcome Competition Commission Ruling on Merger

London, 22 December 2009

Ticketmaster and Live Nation today welcomed the UK Competition Commission’s decision to clear the proposed merger of the two companies, paving the way for the creation of the world’s premiere live entertainment company.

Clearance of the proposed merger in the UK follows regulatory approval in Norway and Turkey. Separate regulatory reviews are continuing in the United States and Canada, where the parties remain optimistic there will be a successful outcome.

Chris Edmonds, Managing Director of Ticketmaster UK, said: “We are very pleased with the Competition Commission’s decision to clear the merger. Today’s clearance is an important milestone in the regulatory review process, and brings the companies a step closer to creating a new kind of live entertainment business.”

The two companies now aim to build a more efficient and effective live music business, enhancing services for consumers, artists, venue operators and other stakeholders.

Paul Latham, Chief Operating Officer and Head of UK Operations for Live Nation said: “During the course of this merger process, we have listened to our fans, artists and other parties. And we have reassured them that by combining the resources of these two companies, we will deliver a better live music experience for the entire sector.”

Contacts:

Tim Burt/Richard Jacques, Brunswick Group, ticketmaster@brunswickgroup.com, +44 207 4045959

About Live Nation

Live Nation’s mission is to maximize the live concert experience. Our core business is producing, marketing and selling live concerts for artists via our global concert pipe. Live Nation is the largest producer of live concerts in the world, annually producing over 22,000 concerts for 1,500 artists in 57 countries. During 2008, the company sold over 50 million concert tickets and drove over 70 million unique visitors to LiveNation.com. Live Nation is transforming the concert business by expanding its concert platform into ticketing and building the industry’s first artist-to-fan vertically integrated concert platform. Headquartered in Los Angeles, California, Live Nation is listed on the New York Stock Exchange, trading under the symbol LYV. Additional information about the company can be found at  www.livenation.com/investors .

About Ticketmaster Entertainment, Inc.

Ticketmaster Entertainment consists of Ticketmaster and Front Line Management Group. As the world’s leading live entertainment ticketing and marketing company based on the number of tickets sold, Ticketmaster connects the world to live entertainment. Ticketmaster operates in 20 global markets, providing ticket sales, ticket resale services, marketing and distribution through  www.ticketmaster.com , one of the largest e-commerce sites on the Internet; approximately 7,100 retail outlets; and 17 worldwide call centers. Established in 1976, Ticketmaster serves more than 10,000 clients worldwide across multiple event categories, providing exclusive ticketing services for leading arenas, stadiums, professional sports franchises and leagues, college sports teams, performing arts venues, museums, and theaters. In 2008, the Company sold more than 141 million tickets valued at over $8.9 billion on behalf of its clients. Ticketmaster Entertainment acquired a controlling interest in Front Line Management Group in October 2008. Founded by Irving Azoff and Howard Kaufman in 2004, Front Line Management Group is the world’s leading artist management company. Ticketmaster Entertainment, Inc. is headquartered in West Hollywood, California (NASDAQ:TKTM).